Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, P.
                      MONTHLY REPORT - MARCH 2005
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------

Net Asset Value (1,523,462.109 units) at February 28, 2004    $4,036,183,431
Additions of 28,349.308 units on March 31, 2005                   75,054,224
Redemptions of (15,728.351) units on March 31, 2005              (41,640,656)
Offering Costs                                                    (1,018,151)
Net Income (Loss) - March 2005                                    (1,808,137)
                                                              --------------

Net Asset Value (1,536,083.066 units) at March 31, 2005       $4,066,770,711
                                                              ==============

Net Asset Value per Unit at March 31, 2005                    $     2,647.49
                                                              ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                  $   63,083,043
    Change in unrealized                                           3,549,100
  Gains (losses) on forward and swap contracts:
    Realized                                                    (186,236,581)
    Change in unrealized                                         134,534,222
  Interest income                                                  8,460,644
                                                              --------------


                                                                  23,390,428
                                                              --------------

Expenses:
  Brokerage fee                                                   24,951,451
  Performance fee                                                          0
  Operating expenses                                                 247,114
                                                              --------------

                                                                  25,198,565
                                                              --------------

Net Income (Loss) - March 2005                                $   (1,808,137)
                                                              ==============



                              FUND STATISTICS
                              ---------------

Net Asset Value per Unit on March 31, 2005                       $   2,647.49

Net Asset Value per Unit on February 28, 2005                    $   2,649.35

Unit Value Monthly Gain (Loss) %                                       (0.07)%

Fund 2005 calendar YTD Gain (Loss) %                                   (3.58)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

A Choppy First Quarter...

March ended almost flat as the theme of range-bound, choppy markets continued in most sectors. Our gains were primarily in Interest Rates, as both short-term and long-term positions proved profitable, and the Energy sector where crude and products prices made new highs. The US Dollar closed higher for the month, reversing the long-term downtrend, and was a negative for our positions. We also incurred losses in our non-dollar Currency positions, making this the worst performing sector in Q1. Equity Index markets also reversed and ended the month lower, with resultant losses to our portfolios. The current interest rate environment continues to be a very difficult one and has arguably contributed to the lack of direction in many of the other markets we trade. This condition may continue for some time. While reporting monthly flat performance is certainly easier than reporting losses, delivering attractive absolute and risk-adjusted returns remains our primary goal. Extended periods of flat or poor returns along the way are inevitable, and we shall not falter in our commitment to maintain the discipline which we know is so important for success in the longer term.


Sincerely,
Bruce Cleland
President & CEO